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                                                                  Exhibit 10.9.1

                                   APPENDIX I
                                  DEFINITIONS

For all purposes of the Agreement, the following terms shall have the respective meanings set forth below:

            "Acquiring Person" means a "person" or "group of persons" within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

            "Addition Loan Documents" means the Security Instrument covering an Additional Mortgaged Property and any other documents, instruments or certificates required by Lender in connection with the addition of the Additional Mortgaged Property to the Collateral Pool pursuant to Article 3.

            "Addition Request" means a written request, substantially in the form of Exhibit M to the Agreement, to add Additional Mortgaged Properties to the Collateral Pool as set forth in Section 3.02(a).

            "Additional Borrower" means the owner of an Additional Mortgaged Property, which entity becomes a Borrower under the Agreement and the applicable Loan Documents.

            "Additional Collateral Due Diligence Fees" means the due diligence fees paid by Borrower to Lender with respect to each Additional Mortgaged Property.

            "Additional Mortgaged Property" means each Manufactured Housing Community owned by any Borrower or Additional Borrower (either in fee simple or as tenant under a ground lease meeting all of the requirements of the DUS Guide) and added to the Collateral Pool after the Initial Closing Date pursuant to Article 3.

            "Advance" means a Variable Advance (including a Rollover Variable Advance) or a Fixed Advance.

            "Advance Confirmation Instrument" means the written instrument, substantially in the form of Exhibit K to the Agreement, issued by Borrower to Lender to confirming Borrower's obligation to repay Variable Advances pursuant to Section 2.02.

            "Advance Request" means a written request, substantially in the form of Exhibit L to the Agreement, for an Advance made pursuant to Section 2.04.

            "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the

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      possession, directly or indirectly, of the power to direct or cause the direction of the management (other than property management) and policies of that Person, whether through the ownership of voting securities, partnership interests or by contract or otherwise.

            "Aggregate Debt Service Coverage Ratio" means, for any specified date, the ratio (expressed as a percentage) of--

            (a) the aggregate of the Net Operating Income for the preceding 12 month period for the Mortgaged Properties to

            (b)   the Facility Debt Service on the specified date.

            "Aggregate Loan to Value Ratio" means, for any specified date, the ratio (expressed as a percentage) of--

            (a)   the Advances Outstanding on the specified date,

                                       to

            (b) the aggregate of the Valuations most recently obtained prior to the specified date for all of the Mortgaged Properties.

            "Agreement" means the Amended and Restated Master Credit Facility Agreement, as it may be amended, supplemented or otherwise modified from time to time, including all Recitals, Appendices and Exhibits to the Agreement, each of which is hereby incorporated into the Agreement by this reference.

            "Allocable Facility Amount" means the portion of the Credit Facility allocated to a particular Mortgaged Property by Lender in accordance with the Agreement. The Allocable Facility Amount for each Mortgaged Property shall equal the then current Aggregate Loan to Value Ratio multiplied by the then current Valuation of such Mortgaged Property.

            "Amortization Period" means the period of 30 years.

            "Applicable Law" means (a) all applicable provisions of all constitutions, statutes, rules, regulations and orders of all governmental bodies, all Governmental Approvals and all orders, judgments and decrees of all courts and arbitrators, (b) all zoning, building, environmental and other laws, ordinances, rules, regulations and restrictions of any Governmental Authority affecting the ownership, management, use, operation, maintenance or repair of any Mortgaged Property, including the Americans with Disabilities Act (if applicable), the Manufactured Home Construction and Safety Standards Act of 1974, the Fair Housing Amendment Act of 1988 and Hazardous

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      Materials Laws (as defined in the Security Instrument), (c) any building permits or any conditions, easements, rights-of-way, covenants, restrictions of record or any recorded or unrecorded agreement affecting or concerning any Mortgaged Property including planned development permits, condominium declarations, and reciprocal easement and regulatory agreements with any Governmental Authority, (d) all laws, ordinances, rules and regulations, whether in the form of rent control, rent stabilization or otherwise, that limit or impose conditions on the amount of rent that may be collected from the units of any Mortgaged Property, and (e) requirements of insurance companies or similar organizations, affecting the operation or use of any Mortgaged Property or the consummation of the transactions to be effected by the Agreement or any of the other Loan Documents.

            "Appraisal" means an appraisal of a Manufactured Housing Community conforming to the requirements of Chapter 5 of Part III of the DUS Guide and accepted by Lender.

            "Appraised Value" means the value set forth in an Appraisal.

            "Approved Acquiring Person" means any person, corporation, limited partnership, limited liability company, limited liability limited partnership, real estate investment trust or any other entity, or the beneficial owner(s) of any of the foregoing who (a) has a net worth of at least $250,000,000, (b) owns, directly or indirectly, manufactured housing communities comprising at least a total of 15,000 manufactured home sites, and (c) within the immediately preceding ten (10) year period has not been the primary controlling party on a loan acquired in whole or in part by Fannie Mae where the borrower (i) has defaulted on the loan or (ii) filed a voluntary bankruptcy or (iii) contested a foreclosure or forfeiture proceeding initiated by Fannie Mae or (iv) otherwise engaged in adversarial litigation with Fannie Mae.

            "Borrower" means, individually and collectively, Sun Secured Financing LLC, a Michigan limited liability company, Aspen-Ft. Collins Limited Partnership, a Michigan limited partnership, Sun Secured Financing Houston Limited Partnership, a Michigan limited partnership, Sun Communities Finance, LLC, a Michigan limited liability company, Sun Holly Forest LLC, a Michigan limited liability company, Sun Saddle Oak LLC, a Michigan limited liability company, and any Additional Borrower becoming a party to the Agreement and any other Loan Documents, but excluding any party which was a Borrower and any and all Mortgaged Properties owned by such Borrower have been released from the Collateral Pool.

            "Business Day" means a day on which Fannie Mae is open for business.

            "Calendar Quarter" means, with respect to any year, any of the following three month periods: (a) January-February-March; (b) April-May-June; (c) July-August-September; and (d)
      October-November-December.

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            "Calendar Year" means the 12-month period from the first day of
      January to and including the last day of December, and each 12-month period thereafter.

            "Cap" means an interest rate cap provided pursuant to, and satisfying the requirements of, Article 16.

            "Cap Documents" has the meaning set forth in Section 16.02.

            "Cap Interest Rate" has the meaning set forth in Section 16.02.

            "Cap Rate" means, for each Mortgaged Property, a capitalization rate reasonably selected by Lender for use in determining the Valuations and based on similar criteria as the most recent Appraisal of such Mortgage Property as reasonably modified or supplemented by Lender, as disclosed to Borrower from time to time. If the Borrower elects to challenge the Cap Rate determined by Lender for any Mortgaged Property, the Borrower shall notify Lender of such challenge in writing not more than five (5) Business Days after Borrower is informed of the Cap Rate by Lender. Promptly upon receipt of notice of such challenge, Lender shall order a study of capitalization rates applicable to the relevant Mortgaged Property by an appraiser reasonably acceptable to Lender (a "Cap Rate Study"). If the Borrower and Lender accept the results of the Cap Rate Study, the capitalization rate recommended by the Cap Rate Study shall be the Cap Rate applicable to such Mortgaged Property until the next Valuation of such Mortgaged Property. If either the Borrower or Lender does not accept the Cap Rate Study, the objecting party shall notify the other party within five (5) Business Days, whereupon the Lender shall promptly order two additional Cap Rate Studies. The Cap Rate shall be the average capitalization rate set forth in the two additional Cap Rate Studies. The Borrower shall pay the cost of all Cap Rate Studies.

            "Cap Security Agreement" means, with respect to a Cap, the Interest Rate Cap Security, Pledge and Assignment Agreement between the Borrower and the Lender, for the benefit of Lender, in the form attached as Exhibit S to this Agreement as such agreement may be amended, modified, supplemented or restated from time to time.

            "Cash Equivalents" means:

            (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twelve (12) months from the date of acquisition.

            (b) certificates of deposit, time deposits, demand deposits, eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a term of not more than twelve (12) months, issued by any commercial bank having membership in the FDIC, or by any U.S. commercial lender (or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S.) having combined

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                  capital and surplus of not less than $100,000,000 whose
                  short-term securities are rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc.; and

            (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc. and in either case having a term of not more than twelve (12) months.

            "Change of Control" means the earliest to occur of: (a) the date on which Sun or the OP ceases for any reason whatsoever to be the sole general partner or managing member of any Borrower, either directly or indirectly as the sole general partner or managing member of one or more Affiliates who are members or partners of any Borrower, unless the successor to Sun or the OP is an Approved Acquiring Person or an Affiliate thereof, or (b) the date on which Sun or the OP, or any combination thereof, shall cease for any reason to be the holder, directly or indirectly, of at least 51% of the voting interest of any Borrower or to own, directly or indirectly, at least 40% of the equity, profits or other limited partnership interests or membership interests in, or Voting Equity Capital (or any other Securities or ownership interests) of any Borrower, unless in either case the successor to Sun or the OP is an Approved Acquiring Person (other than an Approved Acquiring Person or an Affiliate thereof), or (c) the date on which an Acquiring Person (other than an Approved Acquiring Person or an Affiliate thereof) becomes (by acquisition, consolidation or merger), directly or indirectly, the beneficial owner of more than 49% of the total Voting Equity Capital (or of any other Securities or ownership interest) of any Borrower, Sun or the OP then outstanding.

            "Chief Financial Officer" means the chief financial officer of Sun or any other person with responsibility for any of the functions typically performed in a corporation by the chief financial officer.

            "Closing Date" means the Initial Closing Date and each date after the Initial Closing Date on which the funding or other transaction requested in a Request is required to take place.

            "Collateral" means the Mortgaged Properties and other collateral from time to time or at any time encumbered by the Security Instruments, or any other property securing Borrower's obligations under the Loan Documents.

            "Collateral Pool" means all of the Collateral.

            "Commitment" means, at any time, the sum of the Fixed Facility Commitment and the Variable Facility Commitment.

            "Commitment Amount" means the lesser of (a) the amount that would result in an Aggregate Loan to Value Ratio of 75%, or (b) the amount that would result in (i) an Aggregate Debt Service Coverage Ratio of 1.0 for the portion of the Commitment that will be the Variable Facility Commitment (using a prorated portion of the Net Operating

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      Income and using the Facility Debt Service for only the Variable Facility
      Commitment in making such determination of Debt Service Coverage Ratio), provided that such amount shall not exceed 103% of the amount that would result using the calculation set forth in (ii) below, and (ii) an Aggregate Debt Service Coverage Ratio of 1.30 for the portion of the Commitment that will be the Fixed Facility Commitment (using a prorated portion of the Net Operating Income and using the Facility Debt Service for only the Fixed Facility Commitment in making such determination of Aggregate Debt Service Coverage Ratio).

            "Complete Fixed Facility Termination" shall have the meaning set forth in Section 5.02(a).

            "Complete Variable Facility Termination" shall have the meaning set forth in Section 5.02(a).

            "Compliance Certificate" means a certificate of Borrower substantially in the form of Exhibit F to the Agreement.

            "Consolidated EBITDA" means, for any period, and without double counting any item, the EBITDA for Sun and its Subsidiaries for such period on a consolidated basis.

            "Consolidated EBITDA to Interest Ratio" means, for any period of determination, the ratio (expressed as a percentage) of--

            (a)   the excess of--

                        (i)   the Consolidated EBITDA for the period, less

                        (ii)  the Imputed Capital Expenditures for the period;

                                       to

            (b)   the Consolidated Interest Expense for the period.

            "Consolidated Interest Expense" means, for any period of determination, and without double counting any item, the sum of the Interest Expense for Sun for such period on a consolidated basis.

            "Conversion Amendment" means the Master Credit Facility Conversion Amendment, substantially in the form of Exhibit I to the Agreement, reflecting the conversion of all or any portion of the Variable Facility Commitment to the Fixed Facility Commitment as set forth in Section 1.08(b).

            "Conversion Documents" means the Conversion Amendment, together with an amendment to each Security Document and other applicable Loan Documents, in form and substance reasonably satisfactory to Lender, reflecting the change in the Fixed Facility Commitment and the Variable Facility Commitment pursuant to Section 1.08.

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            "Conversion Request" means a written request, substantially in the form of Exhibit H to the Agreement, to convert all or any portion of the Variable Facility Commitment to the Fixed Facility Commitment pursuant to
      Section 1.08.

            "Coupon Rate" means, with respect to a Variable Advance, the imputed interest rate determined by Lender pursuant to Section 1.05(a) and, with respect to a Fixed Advance, the interest rate determined by Lender pursuant to Section 1.05(b).

            "Coverage and LTV Tests" mean, for any specified date, each of the following financial tests:

                  (a) The Aggregate Debt Service Coverage Ratio is not less than 1.30:1.0.

                  (b)   The Aggregate Loan to Value Ratio does not exceed 75%.

            "Credit Facility" means the Fixed Facility and the Variable
      Facility.

            "Credit Facility Termination Documents" means the instruments releasing the Security Instruments as lien on the Mortgaged Properties, UCC-3 Termination Statements terminating the UCC-1 Financing Statements on the Mortgaged Properties, and such other documents and instruments necessary to evidence the release of the Collateral from any lien securing the Obligations, and the Notes, all in connection with the termination of the Agreement and the Credit Facility pursuant to Article 5.

            "Credit Facility Termination Request" means a written request, substantially in the form of Exhibit R to the Agreement, to terminate the Agreement and the Credit Facility pursuant to Section 5.04(a).

            "Debt Service Coverage Ratio" means -

            (a) For any Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of --

                  (i) the aggregate of the Net Operating Income for the preceding 12 month period for the subject Mortgaged Property to

                  (ii) the Facility Debt Service on the specified date, assuming, for the purpose of calculating the Facility Debt Service for this definition, that Advances Outstanding shall be the Allocable Facility Amount for the subject Mortgaged Property.

            (b) For purposes of determining the Commitment Amount, the ratio (expressed in decimal form) of --

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                  (i)   the applicable portion of Net Operating Income for the
                        preceding 12 month period

                                       to

                  (ii) the applicable Facility Debt Service, as described in the definition of Commitment Amount.

            "Discount" means, with respect to any Variable Advance, an amount equal to the excess of --

            (i) the face amount of the MBS backed by the Variable Advance, over

            (ii)  the Price of the MBS backed by the Variable Advance.

            "DUS Guide" means the Fannie Mae Multifamily Delegated Underwriting and Servicing (DUS) Guide, as such Guide may be amended from time to time, including exhibits to the DUS Guide and amendments in the form of Lender Memos, Guide Updates and Guide Announcements (and, if such Guide is no longer used by Fannie Mae, the term "DUS Guide" as used in the Agreement means the Fannie Mae Multifamily Negotiated Transactions (NT) Guide, as such Guide may be amended from time to time, including amendments in the form of Lender Memos, Guide Updates and Guide Announcements). All references to specific articles and sections of, and exhibits to, the DUS Guide shall be deemed references to such articles, sections and exhibits as they may be amended, modified, updated, superseded, supplemented or replaced from time to time.

            "DUS Guide Underwriting Requirements" means the overall underwriting requirements for Manufactured Housing Communities as set forth in the DUS Guide.

            "EBITDA" means, for any period, the sum determined in accordance with GAAP, of the following, for any Person on a consolidated basis--

            (a) the net income (or net loss) of such Person during such Period;

            (b) all amounts treated as expenses for real estate depreciation, Interest Expense and the amortization of intangibles of any kind to the extent included in the determination of such net income (or loss); and

            (c) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss);

            provided, however, that net income (or loss) shall be computed for these purposes without giving effect to extraordinary losses or extraordinary gains.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

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            "Event of Default" means any event defined to be an "Event of
      Default" under Article 11.

            "Expansion" means an increase in the Commitment made in accordance with Article 4.

            "Expansion Loan Documents" means amendments to the Variable Facility Note or the Fixed Facility Notes, as the case may be, increasing the amount of such Note to the amount of the Commitment, as expanded in accordance with Article 4 and amendments to the Security Instruments, increasing the amount secured by such Security Instruments to the amount of the Commitment.

            "Expansion Request" means a written request, substantially in the form of Exhibit O to the Agreement, to obtain an Expansion pursuant to
      Section 4.02.

            "Facility Debt Service" means -

            (a) For use in determining the Commitment Amount on the Initial Closing Date, the sum of the amount of interest and principal amortization that would be payable during the 12 month period immediately succeeding the Initial Closing Date, with respect to the full amount of the initial Commitment, except that, for these purposes:

                  (i) the initial amount of the Variable Facility Commitment shall be deemed to require level monthly payments of principal and interest (at an interest rate equal to (A) the Three Month LIBOR rate plus (B) the Variable Facility Fee plus (C) 300 basis points) in an amount necessary to fully amortize the original principal amount of the Variable Facility Commitment over the Amortization Period, with such amortization deemed to commence on the first day of the 12 month period; and

                  (ii) the initial amount of the Fixed Facility Commitment shall be deemed to require level monthly payments of principal and interest (at an interest rate equal to (A) the base United States Treasury Index Rate for securities having a maturity substantially similar to the maturity of the Fixed Advance plus (B) the anticipated investor spread (as determined by the Lender) for Fixed Advances having similar characteristics as the Fixed Advance to be made in connection with the Fixed Facility Commitment plus (C) the Fixed Facility Fee) in an amount necessary to fully amortize the original principal amount of the Fixed Facility Commitment over the Amortization Period, with such amortization to commence on the first day of the 12 month period.

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                        The interest rates described in this clause (a)
                        determined as of the Initial Closing Date are hereinafter referred to as the "Underwriting Rates."

            (b) For use in determining the additional borrowing capacity created by the addition of Additional Mortgaged Properties and the amount of any Future Advance made pursuant to Section 2.06, the sum of:

                  (i) the amount of interest and principal amortization, during the 12 month period immediately succeeding the specified date, with respect to the Advances Outstanding on the specified date and Advances to be obtained relating to the Additional Mortgaged Properties, except that, for these purposes:

                        (A) each Variable Advance Outstanding or to be obtained relating to the Additional Mortgaged Properties shall be deemed to require level monthly payments of principal and interest at a rate equal to the rate that would apply to such Variable Advance if the Underwriting Rates were being determined on the date of calculation, in an amount necessary to fully amortize the original principal amount of the Variable Advance over the Amortization Period, with such amortization deemed to commence on the first day of the 12 month period; and

                        (B) each Fixed Advance Outstanding shall require level monthly payments of principal and interest (at the Coupon Rate for the Fixed Advance) in an amount necessary to fully amortize the original principal amount of the Fixed Advance over the Amortization Period, with such amortization to commence on the first day of the 12 month period; and

                        (C) each Fixed Advance to be obtained shall be deemed to require level monthly payments of principal and interest at a rate equal to the estimated Coupon Rate for such Fixed Advance in an amount necessary to fully amortize the original principal amount of such Fixed Advance over the Amortization Period, with such amortization deemed to commence on the first day of the 12 month period; and

                  (ii) the amount of the Standby Fees, if any, payable to Lender pursuant to Section 10.01 during such 12 month period (assuming, for these purposes, that the Advances Outstanding throughout the 12 month

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

                        period are always equal to the amount of Advances Outstanding on the specified date).

            (c) For use in determining the Aggregate Debt Service Coverage Ratio for purposes of determining Release Prices pursuant to
                  Section 3.04(c) of the Agreement, for purposes of determining compliance with the Coverage and LTV Tests, and for other ongoing monitoring purposes, as of any specified date, the sum of:

                  (i) the amount of interest and principal amortization, during the 12 month period immediately succeeding the specified date, with respect to the Advances Outstanding on the specified date, except that, for these purposes:

                        (A) each Variable Advance shall be deemed to require level monthly payments of principal and interest (at the Coupon Rate for such Variable Advance) in an amount necessary to fully amortize the original principal amount of the Variable Advance over the Amortization Period, with such amortization deemed to commence on the first day of the 12 month period; and

                        (B) each Fixed Advance shall require level monthly payments of principal and interest (at the Coupon Rate for such Fixed Advance) in an amount necessary to fully amortize the original principal amount of the Fixed Advance over the Amortization Period, with such amortization to commence on the first day of the 12 month period; and

                  (ii) the amount of the Standby Fees, if any, payable to Lender pursuant to Section 10.01 during such 12 month period (assuming, for these purposes, that the Advances Outstanding throughout the 12 month period are always equal to the amount of Advances Outstanding on the specified date).

            "Facility Termination Document" means the Amendment of the Master Credit Facility Agreement, substantially in the form of Exhibit Q to the Agreement, evidencing the permanent reduction in the Facility Commitment pursuant to Section 5.02.

            "Facility Termination Fee" means, with respect to a reduction in the Variable Facility Commitment pursuant to Article 5 (other than in connection with the conversion of a Variable Advance to a Fixed Advance or as otherwise provided in the Loan Documents), the sum of an amount equal to the product obtained by multiplying

                  (1)   the reduction in the Variable Facility Commitment, by

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

                  (2)   the Variable Facility Fee, by

                  (3) the present value factor calculated using the following formula:

                                1 - (1 + r)(-n)/r

                  [r = Yield Rate

                  n = the number of years and any fraction thereof remaining between the Closing Date for the reduction in the Commitment and the date six (6) months prior to the Variable Facility Termination Date]

      The "Yield Rate" means the rate, determined as of the Initial Closing Date, on the U.S. Treasury security having a maturity closest to the Variable Facility Termination Date.

            "Facility Termination Request" means a written request, substantially in the form of Exhibit P to the Agreement, for a permanent reduction in the Variable Facility Commitment or the Fixed Facility Commitment pursuant to Section 5.02.

            "Fannie Mae" means the federally-chartered and stockholder-owned corporation organized and existing under the Federal National Mortgage Association Charter Act, 12 U.S.C. Section 1716 et seq.

            "Fees" means Additional Collateral Due Diligence Fee, Facility Termination Fee, Fixed Facility Fee, Rate Preservation Fee, Standby Fee, Substitution Fee, Variable Facility Fee any and all other fees specified in the Agreement.

            "Final Loss" shall mean, with respect to any Mortgaged Property, the positive difference, if any, between (A) the Obligations unpaid at the time of calculation and (B) the sum of the amounts realized from the sale of the applicable REO Property or the value of the REO Property determined as set forth below, together with Net Operating Income from the time the applicable property becomes an REO property, as of the Final Loss Date.

            "Final Loss Date" shall mean, with respect to any Mortgaged Property, the later of the date the REO Property was sold to an unrelated third party or, if the REO Property has not been sold for a period of twelve (12) months following the date it became an REO Property, the value of the REO Property determined as provided in the definition of REO Property.

            "First Anniversary" means the date that is one year after the Initial Closing Date.

            "Fixed Advance" means a loan made by Lender to Borrower under the Fixed Facility Commitment.

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

            "Fixed Facility" means the agreement of Lender to make Fixed Advances to Borrower pursuant to Section 1.01.

            "Fixed Facility Availability Period" means the period beginning on the Initial Closing Date and ending on the date 10 years after the Initial Closing Date.

            "Fixed Facility Commitment" means $177,362,500, plus such amount as Borrower may elect to add to the Fixed Facility Commitment in accordance with Section 1.08 and Article 4.

            "Fixed Facility Fee" means (i) 48 basis points for a Fixed Advance drawn from the Fixed Facility Commitment in effect during the period ending on the First Anniversary (whenever such Fixed Advance is made) and
      (ii) for any Fixed Advance drawn from any portion of the Fixed Facility Commitment (excluding the Reserved Amount), increased under Article 4 or converted under Section 1.08 from any portion of the Variable Commitment after the period ending on the First Anniversary, the number of basis points determined at the time of such increase by Lender as the Fixed Facility Fee for such Fixed Advances (which shall be based on the amount then being charged by Lender to other borrowers of comparable financial condition as Borrower (taking into account the financial condition of Sun to the extent and in a similar manner as the financial condition of Sun was taken into account in the original underwriting of the Credit Facility) on credit facilities secured by manufactured housing properties having similar characteristics regarding leverage, geographic diversity, recourse and other material terms as reasonably determined by Lender). In the event the Rate Preservation Fee is being paid, there shall be no change in the Fixed Facility Fee with respect to the portion of the Fixed Facility Commitment on which the Rate Preservation Fee is being paid.

            "Fixed Facility Note" means a promissory note, in the form attached as Exhibit B-1 or B-2, as applicable, to the Agreement, which will be issued by Borrower to Lender, concurrently with the funding of each Fixed Advance, to evidence Borrower's obligation to repay the Fixed Advance.

            "Fixed Facility Termination Date" means the date 15 years after the Initial Closing Date.

            "Future Advance" means an Advance made after the Initial Closing
      Date.

            "GAAP" means generally accepted accounting principles in the United States in effect from time to time, consistently applied.

            "General Conditions" shall have the meaning set forth in Article 6.

            "Geographical Diversification Requirements" means a requirement that the Collateral Pool consist of not less than five (5) Mortgaged Properties located in at least three (3) states and, upon any increase in the Commitment pursuant to Article 4 of the

      Agreement, such requirements as to the geographical diversification of the Collateral Pool as the Lender may determine at the time of such increase.

            "Governmental Approval" means an authorization, permit, consent, approval, license, registration or exemption from registration or filing with, or report to, any Governmental Authority.

            "Governmental Authority" means any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

            "Gross Revenues" means, for any specified period, with respect to any Manufactured Housing Community, all income (including, without limitation, community fees) in respect of such Manufactured Housing Community as reflected on the certified operating statement for such specified period as adjusted to exclude unusual income (e.g. temporary or nonrecurring income), income not allowed under the DUS Guide as shown in
      Section 403.02 of Part III (e.g. interest income, furniture income, etc.), and the value of any unreflected concessions. Any type of income included in Gross Revenues at the time of the initial underwriting of any Mortgaged Property shall continue to be included in the calculation of Gross Revenues thereafter.

            "Guaranty" means that certain Guaranty to be executed by Sun in the form of Exhibit E to this Agreement.

            "Hazardous Materials", with respect to any Mortgaged Property, shall have the meaning given that term in the Security Instrument encumbering the Mortgaged Property.

            "Hazardous Materials Law", with respect to any Mortgaged Property, shall have the meaning given that term in the Security Instrument encumbering the Mortgaged Property.

            "Hazardous Substance Activity" means any storage, holding, existence, release, spill, leaking, pumping, pouring, injection, escaping, deposit, disposal, dispersal, leaching, migration, use, treatment, emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation of any Hazardous Materials from, under, into or on any Mortgaged Property in violation of Hazardous Materials Laws, including the discharge of any Hazardous Materials emanating from any Mortgaged Property in violation of Hazardous Materials Laws through the air, soil, surface water, groundwater or property and also including the abandonment or disposal of any barrels, containers and other receptacles containing any Hazardous Materials from or on any Mortgaged Property in violation of Hazardous Materials Laws, in each case whether sudden or nonsudden, accidental or nonaccidental.

            "Impositions" means, with respect to any Mortgaged Property, all (1) water and sewer charges which, if not paid, may result in a lien on all or any part of the Mortgaged Property, (2) premiums for fire and other hazard insurance, rent loss insurance and such other insurance as Lender may require under any Security Instrument, (3) Taxes, and (4) amounts for other charges and expenses which Lender at any time reasonably deems necessary to protect the Mortgaged Property, to prevent the imposition of liens on the Mortgaged Property, or otherwise to protect Lender's interests.

            "Imputed Capital Expenditures" means, for any four (4) consecutive quarters, an amount equal to the average number of manufactured housing sites owned by Sun during such period multiplied by Seventy-Five Dollars ($75.00) per manufactured housing site, and for any period of less than four (4) consecutive quarters, an appropriate proration of such figure.

            "Indebtedness" means, with respect to any Person, as of any specified date, without duplication, all:

                  (a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than (i) current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, and (ii) for construction of improvements to property, if such Person has a non-contingent contract to purchase such property, and (iii) for the purchase of manufactured homes, in which case such Indebtedness may be secured by such homes);

                  (b) other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument;

                  (c) obligations of such Person under any lease of property, real or personal, the obligations of the lessee in respect of which are required by GAAP to be capitalized on a balance sheet of the lessee or to be otherwise disclosed as such in a note to such balance sheet;

                  (d) obligations of such Person in respect of acceptances (as defined in Article 3 of the Uniform Commercial Code of the District of Columbia) issued or created for the account of such Person;

                  (e) liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment of such liabilities; and

                  (f) as to any Person ("guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of a primary obligation (as defined below) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing, or in effect guaranteeing, any indebtedness, lease, dividend or other obligation ("primary obligations") of any third person ("primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, to (1) purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor,
      (3) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (4) otherwise assure or hold harmless the owner of any such primary obligation against loss in respect of the primary obligation, provided, however, that the term "Contingent Obligation" shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lesser of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by Owner in good faith.

            "Initial Advance" means the Variable Advance Outstanding on the Initial Closing Date in the amount of $152,637,500 and the Fixed Advance Outstanding on the Initial Closing Date in the amount of $177,362,500.

            "Initial Closing Date" means the date of the Agreement.

            "Initial Mortgaged Properties" means the Manufactured Housing Communities described on Exhibit A to the Agreement and which represent the Manufactured Housing Communities which are made part of the Collateral Pool on the Initial Closing Date.

            "Initial Origination Fee" shall have the meaning set forth in
      Section 1.02(a).

            "Initial Security Instruments" means the Security Instruments covering the Initial Mortgaged Properties.

            "Initial Valuation" means, when used with reference to specified Collateral, the Valuation initially performed for the Collateral as of the date on which the Collateral was added to the Collateral Pool. The Initial Valuation for each of the Initial Mortgaged Properties is as set forth in Exhibit A to the Agreement.

            "Insurance Policy" means, with respect to a Mortgaged Property, the insurance coverage and insurance certificates evidencing such insurance required to be maintained pursuant to the Security Instrument encumbering the Mortgaged Property.

            "Interest Expense" means, for any period, the sum of--

            (a) gross interest expense for the period (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) for Sun; and

            (b) the portion of the up-front costs and expenses for Rate Contracts entered into by Sun (to the extent not included in gross interest expense) fairly allocated to such Rate Contracts as expenses for such period, reduced by interest income earned on Rate Contracts not otherwise accounted for, as determined in accordance with GAAP;

            (c) provided, that, all interest expense accrued by Sun during such period, even if not payable on or before the Termination Date, shall be included within "Interest Expense."

            "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended. Each reference to the Internal Revenue Code shall be deemed to include (a) any successor internal revenue law and (b) the applicable regulations whether final, temporary or proposed.

            "Lease" means any lease, any sublease or subsublease, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Mortgaged Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease or other agreement entered into in connection with such lease, sublease, subsublease or other agreement, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

            "Lender" shall have the meaning set forth in the first paragraph of the Agreement, but shall refer to any replacement Lender if the initial Lender is replaced pursuant to the terms of Section 13.04.

            "Lien" means any mortgage, deed of trust, deed to secure debt, security interest or other lien or encumbrance (including both consensual and non-consensual liens and encumbrances).

            "Liquidity" means, at any time, the amount of cash and Cash Equivalents owned by a Person.

            "Loan Documents" means the Agreement, the Notes, the Guaranty, the Advance Confirmation Instruments, the Security Documents, all documents executed by the Borrower or Sun pursuant to the General Conditions set forth in Article 6 of the Agreement and any other documents executed by the Borrower, Sun or the OP from time to time in connection with the Agreement or the transactions contemplated by the Agreement.

            "Loan to Value Ratio " means, for a Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of --

            (a) the Allocable Facility Amount of the subject Mortgaged Property on the specified date,

                                       to

            (b) the Valuation most recently obtained prior to the specified date for the subject Mortgaged Property.

            "Loan Year" means the 12-month (plus any partial month) period from the first day of the first calendar month after the Initial Closing Date to and including the last day of the twelfth calendar month after the first anniversary of the Initial Closing Date, and each 12-month period thereafter.

            "Manufactured Housing Community" means a residential development consisting of sites for manufactured homes, related amenities, utility services, landscaping, roads and other infrastructure.

            "Material Adverse Effect" means, with respect to any circumstance, act, condition or event of whatever nature (including any adverse written determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, or circumstance or circumstances, whether or not related, a material adverse change in or a materially adverse effect upon any of (a) the business, operations, property or condition (financial or otherwise) of the Borrower or Sun, (b) the present or future ability of the Borrower or Sun to perform the Obligations for which it is liable, (c) the validity, priority, perfection or enforceability of the Agreement or any other Loan Document or the rights or remedies of Lender under any Loan Document, or
      (d) the value of, or Lender's ability to have recourse against, any Mortgaged Property.

            "MBS" means a mortgage-backed security issued by Fannie Mae which is "backed" by an Advance and has an interest in the Notes and the Collateral Pool securing the Notes, which interest permits the holder of the MBS to participate in the Notes and the Collateral Pool to the extent of such Advance.

            "MBS Imputed Interest Rate" shall have the meaning set forth in
      Section 1.05(a).

            "MBS Issue Date" means the date on which an MBS is issued by Fannie Mae.

            "MBS Delivery Date" means the date on which an MBS is delivered by Fannie Mae.

            "Mortgaged Property and Mortgaged Properties" means, individually and collectively, the Additional Mortgaged Properties, the Substitute Mortgaged Properties and the Initial Mortgaged Properties, but excluding each Release Property from and after the date of its release from the Collateral Pool.

            "Net Operating Income" means, for any specified period, with respect to any Mortgaged Property, the Gross Revenues during such period less the aggregate Operating Expenses during such period. If a Mortgaged Property is not in the Collateral Pool for the entire specified period, the Net Operating Income for the Mortgaged Property for the time within the specified period during which the Mortgaged Property was in the Collateral Pool shall be the Mortgaged Property's actual Gross Revenues for each full Calendar Quarter the Mortgaged Property was part of the Collateral Pool and the Mortgaged Property's pro forma net operating income determined by Lender in accordance with the underwriting procedures set forth in Chapter 4 of Part III of the DUS Guide (Determination of Loan Amount) as modified by Section 2 of Lender Memorandum 2001-02 issued by Fannie Mae relating to manufactured housing for each full Calendar Quarter during the specified period that the Mortgaged Property was not part of the Collateral Pool.

            "Net Worth" means, as of any specified date, for any Person, the excess of the Person's assets over the Person's liabilities, determined in accordance with GAAP, on a consolidated basis, provided that all real property shall be valued on an undepreciated basis.

            "Note" means any Fixed Facility Note or the Variable Facility Note.

            "Obligations" means the aggregate of the obligations of Borrower and Sun under the Agreement and the other Loan Documents.

            "OP" means Sun Communities Operating Limited Partnership, a Michigan limited partnership.

            "Operating Expenses" means, for any period, with respect to any Manufactured Housing Community, all expenses in respect of the Manufactured Housing Community, as determined by Lender in accordance with the DUS Guide based on the certified operating statement for such specified period as adjusted to provide for the following: (i) all appropriate types of expenses, including a management fee of 4% or such other amount as Lender may reasonably determine as prevailing at the time of calculation in the market in which the Manufactured Housing Commitment is located and deposits to the Replacement Reserves (whether funded or not), are included in the total operating expense figure; (ii) upward adjustments to individual line item expenses to reflect market norms or actual costs and correct any unusually low expense items, which could not be replicated by a different owner or manager (e.g., a market rate management fee will be included regardless of whether or not a management fee is charged, market rate payroll will be included regardless of whether shared payroll provides for economies, etc.); and (iii) downward adjustments to individual line item expenses to reflect unique or aberrant costs (e.g., non-recurring capital costs, non-operating borrower expenses, etc.).

            "Organizational Certificate" means, collectively, certificates from Borrower and Sun to Lender, in the form of Exhibits G-1 and G-2 to the Agreement, certifying as to certain organizational matters with respect to Borrower and Sun.

            "Organizational Documents" means all certificates, instruments and other documents pursuant to which an organization is organized or operates, including but not limited to, (i) with respect to a corporation, its articles of incorporation and bylaws, (ii) with respect to a limited partnership, its limited partnership certificate and partnership agreement, (iii) with respect to a general partnership or joint venture, its partnership or joint venture agreement and (iv) with respect to a limited liability company, its articles of organization and operating agreement.

            "Original Variable Advance" means the Variable Advance made pursuant to the Original Agreement having an Outstanding principal balance of $75,000,000 on the Initial Closing Date.

            "Original Variable Facility Termination Date" means May 29, 2007, unless extended pursuant to Section 1.07.

            "Outstanding" means, when used in connection with promissory notes, other debt instruments or Advances, for a specified date, promissory notes or other debt instruments which have been issued, or Advances which have been made, but have not been repaid in full as of the specified date.

            "Outstanding Allocated Facility Amount" means the allocable facility amount for any Mortgaged Property on the date such Mortgaged Property became a part of the collateral pool minus a pro rata portion of all principal payments made by Borrower pursuant to regularly scheduled monthly amortization in respect of any Fixed Advance.

            "Ownership Interests" means, with respect to any entity, any ownership interests in the entity and any economic rights (such as a right to distributions, net cash flow or net income) to which the owner of such ownership interests is entitled.

            "Pass-Through Rate" means the interest rate for a Fixed Advance as determined by Lender (rounded to three places) as determined in accordance with Section 2.01.

            "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

            "Permits" means all permits and accreditations, or similar licenses or approvals issued and/or required by an applicable Governmental Authority or any Applicable Law in connection with the ownership, use, occupancy, leasing, management, operation, repair, maintenance or rehabilitation of any Mortgaged Property or any Borrower's business.

            "Permitted Liens" means, with respect to a Mortgaged Property, (i) the exceptions to title to the Mortgaged Property set forth in the Title Insurance Policy for the Mortgaged Property which are approved by Lender,
      (ii) the Security Instrument encumbering the Mortgaged Property, (iii) a Lien imposed or created by Applicable Law, (iv) Liens reasonably required to permit the development of property owned by an Affiliate of the Borrower which is located adjacent to the Mortgaged Property, provided such Liens do not have a Material Adverse Effect and (v) any other Liens approved by Lender.

            "Person" means an individual, an estate, a trust, a corporation, a partnership, a limited liability company or any other organization or entity (whether governmental or private).

            "Potential Event of Default" means any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

            "Price" means, with respect to an Advance, the proceeds of the sale of the MBS backed by the Advance.

            "Property" means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

            "Rate Contracts" means interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

            "Rate Form" means the completed and executed document from Borrower to Lender pursuant to Section 2.01(b), substantially in the form of Exhibit J to the Agreement, specifying the terms and conditions for the requested Advance.

            "Rate Preservation Fee" means for any month, an amount equal to the product obtained by multiplying: (i) 1/12, by (ii) 12.5 basis points, by
      (iii) the Reserved Amount. The Rate Preservation Fee shall be paid monthly in arrears commencing on the first month after the First Anniversary for so long as Borrower wishes to have a Reserved Amount, but shall no longer be payable following an Expansion adding the Reserved Amount to the Commitment.

            "Rate Setting Date" shall have the meaning set forth in Section 2.01(b).

            "Release Documents" mean instruments releasing the applicable Security Instrument as a Lien on the Release Property, and UCC-3 Termination Statements terminating the UCC-1 Financing Statements, and such other documents and instruments to evidence the release of the Release Property from the Collateral Pool.

            "Release Property" means the Mortgaged Property to be released pursuant to Section 3.04.

            "Release Price" shall have the meaning set forth in Section 3.04(c).

            "Release Request" means a written request, substantially in the form of Exhibit M to the Agreement, to obtain a release of Collateral from the Collateral Pool pursuant to Section 3.04(a).

            "Rent Roll" means, with respect to any Manufactured Housing Community, a rent roll prepared and certified by the owner of the Manufactured Housing Community, on Fannie Mae Form 4243, as set forth in
      Exhibit III-3 of the DUS Guide as modified by Section 3.02 of Lender Memorandum 2001-02 issued by Fannie Mae relating to manufactured housing, or on another form approved by Lender and containing substantially the same information as Form 4243 requires.

            "REO Property" means a Mortgaged Property securing the Obligations that was acquired by Lender or a designee of either by foreclosure or deed in lieu of foreclosure. In the case of a foreclosure, the date the property was acquired shall be deemed to occur at the expiration of the applicable redemption period. The value of an REO Property held for twelve
      (12) months following the expiration of the redemption period shall be determined by an Appraisal.

            "Replacement Reserve Agreement" means a Replacement Reserve and Security Agreement, reasonably required by Lender, and completed in accordance with the requirements of the DUS Guide.

            "Request" means an Advance Request, an Addition Request, an Expansion Request, a Substitution Request, a Release Request, a Conversion Request, a Credit Facility Termination Request, or a Facility Termination Request.

            "Reserved Amount" means all or a portion of the amount by which Borrower may increase the Commitment pursuant to Article 4, in an amount designated in writing from time to time by the Borrower as the amount on which the Fixed Facility Fee and the Variable Facility Fee shall not increase in the event of an Expansion for so long as the Borrower timely pays the Rate Preservation Fee on such amount.

            "Rollover Variable Advance" means a Variable Advance made solely to refinance an existing Variable Advance on the maturity date of such Variable Advance.

            "Security" means a "security" as set forth in Section 2(1) of the Securities Act of 1933, as amended.

            "Security Documents" means the Security Instruments, the Replacement Reserve Agreements and any other documents executed by Borrower and Sun from time to time to secure any of Borrower's and Sun's obligations under the Loan Documents.

            "Security Instrument" means, for each Mortgaged Property, a separate Multifamily Mortgage, Deed of Trust or Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement given by a Borrower to or for the benefit of Lender to secure the obligations of Borrower under the Loan Documents. With respect to each Mortgaged Property owned by a Borrower, the Security Instrument shall be substantially in the form published by Fannie Mae for use in the state in which the Mortgaged Property is located. If the Collateral Pool includes any Mortgaged Properties located in the State of California, "Security Instrument" shall include any additional Multifamily Mortgage, Deed of Trust or Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement given by a Borrower to or for the benefit of Lender to secure the obligations of Borrower under the Loan Documents deemed desirable by Lender. The amount secured by the Security Instrument shall be equal to the Commitment in effect from time to time.

            "Senior Management" means (i) the Chief Executive Officer, Chairman of the Board, President, Chief Financial Officer and Chief Operating Officer of Sun, and (ii) any other individuals with responsibility for any of the significant functions typically performed in a corporation by the officers described in clause (i).

            "Single-Purpose" means, with respect to a Person which is any form of partnership or corporation or limited liability company, that such Person at all times from and after the Initial Closing Date (or, in the case of an Additional Borrower, from and after the date such Additional Borrower becomes a party to the Master Agreement):

            (i) has been a duly formed and existing partnership, corporation or limited liability company, as the case may be;

            (ii) has been duly qualified in each jurisdiction in which such qualification was at such time necessary for the conduct of its business;

            (iii) has complied with the provisions of its organizational documents and the laws of its jurisdiction of formation in all respects;

            (iv) has observed all customary formalities regarding its partnership or corporate existence, as the case may be;

            (v) has accurately maintained its financial statements, accounting records and other partnership or corporate documents separate from those of any other Person;

            (vi) has collected rents from the tenants of its Mortgaged Property and deposited such rents in such Person's operating account, before all such cash in such operating accounts are transferred to a master operating account maintained by Sun, the OP or another Affiliate;

            (vii) has identified itself in all dealings with secured creditors (other than trade creditors in the ordinary course of business and creditors for the construction of improvements to property on which such Person has a non-contingent contract to purchase such property) under its own name and as a separate and distinct entity;

            (viii) is and has been adequately capitalized in light of its contemplated business operations;

            (ix) has not assumed, guaranteed or become obligated for the liabilities of any other Person (except in connection with the Credit Facility or the endorsement of negotiable instruments in the ordinary course of business) or held out its credit as being available to satisfy the obligations of any other Person;

            (x)     has not acquired obligations or securities of any other
                    Person;

            (xi) in relation to a Borrower, except for loans or advances made in the ordinary course of business to Affiliates, has not made loans or advances to any other Person;

            (xii) has not entered into and was not a party to any transaction with any Affiliate of such Person, except in the ordinary course of business and on terms which are no less favorable to such Person than would be obtained in a comparable arm's-length transaction with an unrelated third Party;

            (xiii) has not engaged in a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code;

            (xiv) shall not acquire any real or personal property other than the Mortgaged Property and personal property related to the operation and maintenance of the Mortgaged Property; and

            (xv) shall not operate any business other than the management and operation of the Mortgaged Property (in particular and without limiting the foregoing, the Borrower is not and shall not engage in the retail sale or financing of Manufactured Homes, although this shall not prohibit any Affiliate of Borrower from engaging in such sale or financing. Borrower shall not rent Homes under Leases providing that upon payment of the stipulated rent or a nominal charge, the Borrower shall convey title to the Home to the lessee, although this shall not prohibit any Affiliate of Borrower from engaging in such practice).

            Notwithstanding anything contained in the definition of Single-Purpose to the contrary, whether express or implied, Lender and Borrower agree that the following operations and activities of any and all Borrowers and their Affiliates shall not be considered a violation of any obligation to maintain a Single-Purpose: (i) preparing and distributing consolidated financial statements which include the operation of the Borrowers and their Mortgaged Properties with the operations of Sun, the OP and/or other Affiliates; (ii) offering services to residents of the Mortgaged Property through Affiliates or other third parties for which fees and charges may be collected by such Borrower or the Affiliate and paid to such Affiliate or third party, which may include, without limitation, cable and internet services, landscaping, snow removal, lease or sale of manufactured homes, and child care; (iii) transferring all Gross Revenue, whether cash, cash equivalents or similar assets to Sun, the OP or any other Affiliate after collection thereof and depositing such Gross Revenue in the operating bank account maintained for the Mortgaged Property; (iv) having Sun, the OP or any Affiliate pay all payables, debts and other liabilities arising from or in connection with the operation of any Mortgaged Property from commingled funds; (v) using ancillary assets in connection with the operation of the Mortgaged Properties held in the name of Sun, the OP or any Affiliates, such as vehicles and office and maintenance equipment; (vi) treating the Mortgaged Properties for all purposes as part of and within the portfolio of manufactured housing communities owned by the OP or any Affiliate, including for marketing, promotion and providing information and reports to the public or required by Applicable Law; and (vii) allocating general overhead and administrative costs incurred by Sun, the OP and/or other Affiliates to Borrowers in a fair and equitable manner.

            "Standby Fee" means, (A) for any month, an amount equal to the product obtained by multiplying: (i) 1/12, by (ii) 12.5 basis points, by
      (iii) the Unused Capacity for such month, and (B) for any period for which the Standby Fee is redetermined pursuant to the terms of the Master Agreement, the number of basis points per annum determined at the time of such redetermination (which shall be based on the Standby Fee then being charged by Lender to other borrowers of comparable financial condition as Borrower (taking into account the financial condition of Sun to the extent and in a similar manner as the financial condition of Sun was taken into account in the original underwriting of the Credit Facility) on credit facilities secured by manufactured housing properties having similar characteristics regarding leverage, geographic diversity, recourse and other material terms as reasonably determined by Lender).

            "Subsidiary" means, when used with reference to a specified Person,
      (i) any Person that, directly or indirectly, through one or more intermediaries, is controlled by the specified Person, (ii) any Person of which the specified Person is, directly or indirectly, the owner of more than 50% of any voting class of Ownership Interests or (iii) any Person
      (A) which is a partnership and (B) of which the specified Person is a general partner and owns more than 50% of the partnership interests.

            "Substitute Mortgaged Property" means each Manufactured Housing Community owned by Borrower (either in fee simple or as tenant under a ground lease meeting all of

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

      the requirements of the DUS Guide) and added to the Collateral Pool after the Initial Closing Date in connection with a substitution of Collateral as permitted by Section 3.05.

            "Substitution Fee" means, with respect to any substitution effected in accordance with Section 3.05, a fee equal to 30 basis points multiplied by the Allocable Facility Amount of the Substitute Mortgage Property added to the Collateral Pool.

            "Sun" means Sun Communities, Inc., a Maryland corporation.

            "Surveys" means the as-built surveys of the Mortgaged Properties prepared in accordance with the requirements of Part III, Section 113 of the DUS Guide, or otherwise approved by Lender.

            "Taxes" means all taxes, assessments, vault rentals and other charges, if any, general, special or otherwise, including all assessments for schools, public betterments and general or local improvements, which are levied, assessed or imposed by any public authority or quasi-public authority, and which, if not paid, will become a lien, on the Mortgaged Properties.

            "Term of this Agreement" shall be determined as provided in Section 17.10.

            "Termination Date" means, at any time during which Fixed Advances are Outstanding, the latest maturity date for any Fixed Advance Outstanding, and, at any time during which Fixed Advances are not Outstanding, the Variable Facility Termination Date.

            "Three-Month LIBOR" means the London interbank offered rate for three-month U.S. dollar deposits, as such rate is reported in The Wall Street Journal. In the event that a rate is not published for Three-Month LIBOR, then the nearest equivalent duration London interbank offered rate for U.S. Dollar deposits shall be selected at Lender's reasonable discretion. If the publication of Three-Month LIBOR is discontinued, Lender shall determine such rate from another equivalent source selected by Lender in its reasonable discretion.

            "Title Company" means Lawyer's Title Insurance Company.

            "Title Insurance Policies" means the mortgagee's policies of title insurance issued by the Title Company from time to time relating to each of the Security Instruments, conforming to the requirements of Part III,
      Section 111 of the DUS Guide, together with such endorsements, coinsurance, reinsurance and direct access agreements with respect to such policies as Lender may, from time to time, consider necessary or appropriate, whether or not required by the DUS Guide, including variable credit endorsements, if available, and tie-in Endorsements, if available, and with a limit of liability under the policy (subject to the limitations contained in Sections 6(a)(i) and 6(a)(iii) of the Stipulations and Conditions of the policy) equal to the Commitment.

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

            "Transfer" means --

            (1) as used with respect to Ownership Interests in Borrower or Sun means (i) a sale, assignment, pledge, transfer or other disposition of any ownership interest in Borrower or Sun, or (ii) the issuance or other creation of new ownership interests in Borrower or Sun or in any entity that has a direct or indirect ownership interest in Borrower or Sun, or
      (iii) a merger or consolidation of Borrower, as the case may be, into another entity or of another entity into Borrower as the case may be, or
      (iv) the reconstitution of Borrower from one type of entity to another type of entity, or (v) the amendment, modification or any other change in the governing instrument or instruments of Borrower or Sun which has the effect of materially changing the relative powers, rights, privileges, voting rights or economic interests of the ownership interests in Borrower or Sun, in each case excluding (a) any Transfer to or from an Affiliate,
      (b) sales and purchases of stock of Sun on any public stock exchange, (c) private placements of ownership interests in Sun or any Affiliate that do not result in a Change of Control, or (c) any conversion of any ownership interest in the OP or an Affiliate to stock in Sun, provided that any Transfer, sale, purchase or conversion does not otherwise conflict with or violate the terms and conditions of this Agreement.

            (2) as used with respect to ownership interests in a Mortgaged Property means a sale, assignment, lease, pledge, transfer or other disposition (whether voluntary or by operation of law) of, or the granting or creating of a lien, encumbrance or security interest in, any estate, rights, title or interest in a Mortgaged Property, or any portion thereof, excluding the granting of easements, rights of way, licenses and similar property matters reasonably necessary for the operation of a Mortgaged Property. Transfer does not include a conveyance of a Mortgaged Property at a judicial or non-judicial foreclosure sale under any security instrument or the Mortgaged Property becoming part of a bankruptcy estate by operation of law under the United States Bankruptcy Code.

            "Unused Capacity" means, for any month, the sum of the daily average during such month of the undrawn amount of the Commitment available under
      Article 1 of the Agreement for the making of Advances, without regard to any unclosed Requests or to the fact that a Request must satisfy conditions precedent.

            "Valuation" means, for any specified date, with respect to a Manufactured Housing Community, (a) if an Appraisal of the Manufactured Housing Community was more recently obtained than a Cap Rate for the Manufactured Housing Community, the Appraised Value of such Manufactured Housing Community, or (b) if a Cap Rate for the Manufactured Housing Community was more recently obtained than an Appraisal of the Manufactured Housing Community, the value derived by dividing--

            (i) the Net Operating Income of such Manufactured Housing Community, by

            (ii)  the most recent Cap Rate determined for the Mortgaged
                  Property.

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

      Notwithstanding the foregoing, any Valuation for a Manufactured Housing Community calculated for a date occurring before the first anniversary of the date on which the Manufactured Housing Community becomes a part of the Collateral Pool shall equal the Appraised Value of such Manufactured Housing Community, unless Lender determines that changed market or property conditions warrant that the value be determined as set forth in the preceding sentence.

            "Variable Advance" means a loan made by Lender to Borrower under the Variable Facility Commitment.

            "Variable Facility" means the agreement of Lender to make Variable Advances to Borrower pursuant to Section 1.01.

            "Variable Facility Availability Period" means the period beginning on the Initial Closing Date and ending on the 90th day before the Variable Facility Termination Date.

            "Variable Facility Commitment" means an aggregate amount of $212,637,500, which shall be evidenced by the Variable Facility Note in the form attached hereto as Exhibit C, plus such amount as Borrower may elect to add to the Variable Facility Commitment in accordance with
      Article 4, less such amount as Borrower may elect to convert from the Variable Facility Commitment to the Fixed Facility Commitment in accordance with Section 1.08, and less such amount by which Borrower may elect to reduce the Variable Facility Commitment in accordance with
      Article V.

            "Variable Facility Fee" means (i) 58 basis points per annum for any Variable Advance drawn from the Variable Facility Commitment initially available under the Agreement or in effect as the result of an expansion of the Variable Facility Commitment on or before the First Anniversary (whether or not drawn by such date), (ii) for any Variable Advance drawn from any portion of the Variable Facility Commitment increased under
      Article 4 after the First Anniversary, the number of basis points per annum determined at the time of such increase by Lender as the Variable Facility Fee for such Variable Advance (which shall be based on the amount then being charged by Lender to other borrowers of comparable financial condition as Borrower (taking into account the financial condition of Sun to the extent and in a similar manner as the financial condition of Sun was taken into account in the original underwriting of the Credit Facility) on credit facilities secured by manufactured housing properties having similar characteristics regarding leverage, geographic diversity, recourse and other material terms as reasonably determined by Lender), and
      (iii) if the Variable Facility Termination Date is extended pursuant to
      Section 1.07, for any Variable Advance drawn from any portion of the Variable Commitment (excluding the Reserved Amount) after the original Variable Facility Availability Period, the number of basis points per annum determined by Lender as the Variable Facility Fee for such period, which fee shall be set by Lender not less than 30 days prior to the commencement of such period and shall be based on the amount then being charged by Lender to other borrowers of comparable financial condition as Borrower (taking into account the financial condition of Sun to the extent and in a similar manner as the financial condition of Sun was taken into account in the original underwriting of the Credit Facility) on credit facilities secured by manufactured housing properties having similar characteristics regarding leverage, geographic diversity, recourse and other material terms as reasonably determined by Lender. In the event the Rate Preservation Fee is being paid, there shall be no change in the Variable Facility Fee with respect to the portion of the Variable Facility Commitment on which the Rate Preservation Fee is being paid.

            "Variable Facility Note" means, individually and collectively, promissory notes, each in the form attached as Exhibit C to the Agreement, which have been issued by Borrower to Lender to evidence Borrower's obligation to repay Variable Advances.

            "Variable Facility Termination Date" means the date five years after the Initial Closing Date unless extended pursuant to Section 1.07.

            "Voting Equity Capital" means Securities, partnership or member interests of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the board of directors (or Persons performing similar functions).

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